EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of each of the subsidiaries of Smithfield Foods, Inc. (other than subsidiaries whose names have been omitted in accordance with Regulation S-K Item 601(21)(ii)) and their respective jurisdictions of organization.

                                           JURISDICTION
           NAME OF SUBSIDIARY              OF ORGANIZATION
          ------------------               ---------------

        Brown's of Carolina, Inc.           North Carolina

        Gwaltney of Smithfield, Ltd.        Delaware

        John Morrell & Co.                  Delaware

        Patrick Cudahy Incorporated         Delaware

        Smithfield International, Inc.      Delaware

        The Smithfield Packing
           Company, Incorporated            Virginia